Exhibit 99.1

For Immediate Release

Eagle Pharmaceuticals, Inc. Reports Fourth Quarter and Full Year 2015 Results

-Eagle Achieves Full Year 2015 Net Income of $0.16 Per Diluted Share-

WOODCLIFF LAKE, N.J.—February 25, 2016—Eagle Pharmaceuticals, Inc. (“Eagle” or “the Company”) (Nasdaq: EGRX) today announced its financial results for the three- and twelve-month periods ended December 31, 2015. Highlights of and subsequent to the fourth quarter of 2015 include:

Business Highlights:

•                  Received approval from the U.S. Food and Drug Administration (“FDA”) of BENDEKA™, triggering a $15 million milestone payment from Teva Pharmaceutical Industries Ltd.  The Company will receive a 20% royalty on net sales of BENDEKA, which became commercially available as of January 28, 2016, as well as a potential incremental step-up royalty upon the achievement of a future milestone;

•                  Received Fast Track Designation from the FDA for RYANODEX® for the treatment of Exertional Heat Stroke (“EHS”). In September 2015, the Company had reported positive outcomes from Eagle’s safety and efficacy study to evaluate RYANODEX as an EHS treatment;

•                  Announced the commercial availability of Alcohol-Free Docetaxel Injection (“Docetaxel Injection”) in February 2016 following the product’s approval by the FDA in December 2015;

•                  Entered into an agreement with Albany Molecular Research, Inc. (“AMRI”) to jointly develop and manufacture several select and complex parenteral drug products for commercialization in the United States, which is expected to expand Eagle’s portfolio of existing products and product candidates targeting therapeutic areas including oncology, critical care and orphan diseases;

•                  Appointed Sherry Korczynski, a pharmaceutical industry veteran whose 20-plus years of experience include overseeing the marketing of EpiPen®, as Eagle’s Senior Vice President of Marketing. Ms. Korczynski will drive commercial penetration of Eagle’s expanded product portfolio in 2016;

•                  Appointed Michael Moran, a seasoned pharmaceutical sales executive who most recently served as field vice president at GlaxoSmithKline, as U.S. Head of Sales. Mr. Moran will coordinate Eagle’s co-promotional activities with Spectrum Pharmaceuticals while continuing to build the Company’s internal sales force; and

•                  Received sixth Orange Book listed patent for bendamustine hydrochloride formulations further supporting the longevity and long-term earnings potential of the bendamustine franchise products.

Financial Highlights:

•                  Product sales increased to $2.9 million compared to $1.5 million for the three months ended December 31, 2014;

•                  Total revenue was $18.2 million compared to $5.6 million for the three months ended December 31, 2014;

•                  Net income was $1.2 million, or $0.08 per basic and $0.07 per diluted share, compared to a net loss of $5.5 million, or $0.39 per basic and diluted share, for the three months ended December 31, 2014; and

•                  Cash and cash equivalents were $79.1 million at December 31, 2015.

“We are pleased to have achieved profitability in 2015, transitioning Eagle from an investment-mode drug delivery company to a fully-commercial, earnings-driven specialty pharma company. The fourth quarter was characterized by several major developments and achievements in our product pipeline and commercialization strategy that position us well for a strong 2016,” said Scott Tariff, President and Chief Executive Officer of Eagle Pharmaceuticals.

“We remain focused on maintaining momentum and driving execution across our business as we launch multiple new products.  BENDEKA, launched by Teva at the end of January, is expected to achieve a near-complete market conversion by March 31st. We recently received our sixth patent for the bendamustine product franchise, which will allow us to further protect the longevity and long-term earnings potential of these products. We anticipate launching RTU bivalirudin injection, which has been trademarked Kangio™, shortly after the March 19th PDUFA date, assuming FDA approval.  We are delighted by the FDA’s Fast Track Designation for RYANODEX for the treatment of EHS, which combined with our recent agreement with AMRI to develop new products, will allow us to build further strength in our pipeline,” added Tarriff.

“Eagle’s strong commercial partnerships, growing in-market portfolio and increasingly skilled sales and marketing team will serve as the foundation for significant revenue growth and earnings power over the course of 2016 and beyond,” concluded Tarriff.

Fourth Quarter 2015 Financial Results

Total revenue for the three months ended December 31, 2015 was $18.2 million, as compared to $5.6 million for the three months ended December 31, 2014.  A summary of total revenue is outlined below:

	Three Months Ended December 31,		Increase/
	2015	2014	(Decrease)
	(unaudited)	(unaudited)
Revenue:
Product sales	$2,869	$1,506	$1,363
Royalty income	312	4,094	(3,782)
License and other income	15,000	—	15,000
Total revenue	$18,181	$5,600	$12,581

Product sales are primarily comprised of sales of RYANODEX (launched in August 2014), diclofenac-misoprostol (launched in January 2015), and sales of argatroban to two commercial partners.  The latter also contributes royalty income.  The $1.4 million increase in product sales in the fourth quarter of 2015 was driven by a $1.3 million increase in net product sales of RYANODEX, a $0.8 million increase in diclofenac-misoprostol sales in the three months ended December 31, 2015, offset by a $0.7 million decrease in argatroban product sales to our commercial partners.

The $3.8 million decrease in royalty income in the fourth quarter of 2015 was due to return adjustments passed through to Eagle by our commercial partner.

License and other income in the three months ended December 31, 2015 was comprised of $15.0 million related to a milestone event associated with the FDA approval of BENDEKA.

Cost of revenues decreased by $1.9 million to $2.6 million in the three months ended December 31, 2015, from $4.5 million in the three months ended December 31, 2014.  This decrease is related to a $3.6 million decrease in cost of revenue for argatroban associated with a corresponding decrease in royalty income. This was offset by an increase of $0.4 for diclofenac-misoprostol, $1.0 million related to a royalty payable related to the BENDEKA milestone income, and $0.3 million in cost of revenue for RYANODEX.

Research and development expenses increased by $4.8 million to $8.8 million in the three months ended December 31, 2015, from $4.0 million in the three months ended December 31, 2014. These increases are attributable to $2.5 million on pemetrexed in anticipation of a 505(b)(2) NDA filing in late 2016, $0.5 million on bivalirudin, $1.7 million in our new product pipeline, $0.7 million in salary and personnel related expenses, offset by $0.6 million decrease in the timing of spending for bendamustine.

Selling, general and administrative expenses increased by $1.9 million to $5.6 million in the fourth quarter, compared to $3.7 million in the three months ended December 31, 2014. This increase is related to a $0.7 million increase in professional fees, a $1.2 million increase in general and administrative salary and personnel related expenses, a $0.4 million increase in facilities expense, offset by a $0.4 million decrease in other sales and marketing expenses.

Net income for the fourth quarter was $1.2 million, or $0.08 per basic share and $0.07 per diluted share, compared to a net loss of $5.5 million, or $0.39 per basic and diluted share in the three months ended December 31, 2014, as a result of the factors discussed above.

Fiscal 2015 Financial Results

Total revenue for the year ended December 31, 2015 was $66.2 million, as compared to $19.1 million for the year ended September 30, 2014.  A summary of total revenue is outlined below:

	Year Ended December 31, 2015	Year Ended September 30, 2014	Increase/(Decrease)
	(in thousands)
Product sales	$12,968	$4,626	$8,342
Royalty income	8,259	10,708	(2,449)
License and other income	45,000	3,765	41,235
Total revenue	$66,227	$19,099	$47,128

The $8.3 million increase in product sales in 2015 was driven by $2.2 million in net product sales of diclofenac-misoprostol (launched in January 2015), an increase of $5.9 million in net product sales of RYANODEX (launched in August 2014), and an increase in argatroban product sales of $0.2 million.

Royalty income decreased by $2.5 million to $8.2 million in 2015 from $10.7 million in 2014, due to return adjustments passed through to Eagle by our commercial partner.

License and other income in 2015 reflects $30 million received in connection with the Company’s licensing agreement with Teva, as well as $15 million related to a milestone event associated with the FDA approval of BENDEKA. This compares to other income in September 30, 2014 resulting from FDA approval of diclofenac-misoprostol related to the asset sale agreement with Hikma Pharmaceuticals.

Cost of revenues increased by $3.9 million to $15.6 million in 2015, from $11.7 million in 2014, due to increased product sales, an increase in royalty expense and pre-launch inventory expense.  The increase associated with product sales resulted primarily from $1.2 million in cost of revenue for diclofenac-misoprostol and an increase of $2.3 million in cost of revenue for RYANODEX, offset by a decrease of $0.6 million in argatroban cost of revenue resulting from additional product testing incurred in the prior period. In addition, SciDose royalty expense increased $2.2 million due to the licensing agreement with Cephalon and cost of revenue further increased due to $1.1 million of inventory write-offs attributable to expiring RYANODEX inventory. These increases were further offset by a $2.3 million decrease in argatroban royalty expense due the returns adjustment passed through to Eagle from our commercial partner.

Selling, general and administrative expenses increased by $10.8 million to $20.1 million in 2015, compared to $9.3 million in 2014. This increase is related to a $2.3 million increase in professional fees, $4.8 million increase in selling, general and administrative salary and personnel related expenses, a $2.2 million increase in marketing mainly related to RYANODEX, a $0.4 million increase in office expenses, a $0.3 million increase in facilities expenses, a $0.3 million increase in dues and subscriptions, and a $0.5 million increase in miscellaneous expenses.

Net income for the year ended December 31, 2015 was $2.6 million or $0.17 per basic and $0.16 per diluted share as compared to a net loss of $18.0 million or $1.97 per basic and diluted share for the year ended September 30, 2014, as a result of the factors discussed above.

Liquidity

As of December 31, 2015, the Company had $79.1 million in cash and cash equivalents; $197.4 million in additional paid in capital; and $90.3 million in stockholders’ equity.

Conference Call

As previously announced, Eagle management will host its fourth quarter conference call as follows:

Date	Thursday, February 25, 2016

Time	8:30 A.M. EST

Toll free (U.S.)	877-876-9177

International	785-424-1666

Webcast (live and replay)	www.eagleus.com, under the “Investor Relations” section

A replay of the conference call will be available for one week after the call’s completion by dialing 800-374-0934 (US) or 402-220-0860 (International) and entering conference call ID EGRXQ415. The webcast will be archived for 30 days at the aforementioned URL.

About Eagle Pharmaceuticals, Inc.

Eagle is a specialty pharmaceutical company focused on developing and commercializing injectable products that address the shortcomings, as identified by physicians, pharmacists and other stakeholders, of existing commercially successful injectable products. Eagle’s strategy is to utilize the FDA’s 505(b)(2) regulatory pathway. Additional information is available on the company’s website at www.eagleus.com.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other securities laws. Forward-looking statements are statements that are not historical facts. Words such as “will,” “may,” “intends,” “anticipate(s),” “plan,” “enables,” “potentially,” “look forward,” “on track,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding future events including, but not limited to: the achievement of milestones under the license agreement with Cephalon, Inc., a wholly-owned subsidiary of Teva Pharmaceutical Industries Ltd (“Teva”), for the U.S. and Canadian rights to Eagle’s bendamustine hydrochloride rapid infusion product and their impact on Eagle’s profitability; and replicating the success of our sales of RYANODEX® for our other product candidates, including our RTU bivalirudin candidate. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond Eagle’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks include, but are not limited to: success in gaining timely FDA approval of the rapid infusion bendamustine product for the treatment of patients with CLL and patients with indolent B-cell NHL that has progressed during or within six months of treatment with rituximab or a rituximab-containing regimen, and for the RTU bivalirudin product for the treatment of patients (1) undergoing percutaneous coronary intervention (PCI) with use of glycoprotein IIb/IIIa inhibitor, (2) undergoing PCI with, or at risk of, heparin-induced thrombocytopenia and thrombosis syndrome, and/or (3) with unstable angina undergoing percutaneous transluminal coronary angioplasty (PTCA), if at all; the timing and level of success of a future launch of the rapid infusion bendamustine product by Teva and the RTU bivalirudin product by Eagle; the success of our commercial relationship with Teva and the parties’ ability to work effectively together; whether Eagle and Teva will successfully perform their respective obligations under the license agreement; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to manufacturing facilities, products and/or businesses; general economic conditions; the strength and enforceability of our intellectual property rights; the timing of product launches; the successful marketing of our products; the risks inherent in the early stages of drug development and in conducting clinical trials; and other factors that are discussed in Eagle’s Annual Report on Form 10-K for the year ended December 31, 2015, and its other filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Investor Relations for Eagle Pharmaceuticals, Inc.:

Lisa M. Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

— Financial tables follow —

EAGLE PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Year Ended December 31,	Three Months Ended December 31,	Three Months Ended December 31,	Year Ended September 30,	Year Ended September 30,
	2015	2015	2014	2014	2013
		(unaudited)	(unaudited)
Revenue:
Product sales	$12,968	$2,869	$1,506	$4,626	$5,315
Royalty income	8,259	312	4,094	10,708	8,364
License and other income	45,000	15,000	—	3,765	—
Total revenue	66,227	18,181	5,600	19,099	13,679
Operating expenses:
Cost of revenue	15,647	2,598	4,489	11,714	7,381
Research and development	27,855	8,782	3,986	16,816	9,795
Selling, general and administrative	20,165	5,608	3,690	9,326	4,958
Total operating expenses	63,667	16,988	12,165	37,856	22,134
Income (Loss) from operations	2,560	1,193	(6,565)	(18,757)	(8,455)
Interest income	25	3	1	31	3
Interest expense	(11)	(2)	(1)	(8)	(309)
Deferred financing costs	—	—	—	—	(96)
Amortization of debt discount	—	—	—	—	(1,091)
Net proceeds from arbitration	—	—	—	—	4,050
Change in value of warrant liability	—	—	—	(573)	(1,052)
Other income	—	—	—	35	3
Total other income/(expense)	14	1	—	(515)	1,508
Income (Loss) before income tax benefit	2,574	1,194	(6,565)	(19,272)	(6,947)
Income tax (provision) benefit	(3)	25	1,059	1,295	899
Net Income (Loss)	$2,571	$1,219	$(5,506)	$(17,977)	$(6,048)
Less dividends on Series A, B, B-1 and C Convertible Preferred Stock	—	—	—	(1,666)	(3,837)
Net income (loss) attributable to common stockholders	$2,571	$1,219	$(5,506)	$(19,643)	$(9,885)
Earnings per share attributable to common stockholders:
Basic	$0.17	$0.08	$(0.39)	$(1.97)	$(3.25)
Diluted	$0.16	$0.07	$(0.39)	$(1.97)	$(3.25)
Weighted average number of common shares outstanding:
Basic	15,250,154	15,598,401	14,032,828	9,955,937	3,044,308
Diluted	16,253,781	16,748,880	14,032,828	9,955,937	3,044,308

EAGLE PHARMACEUTICALS, INC.

BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31, 2015	December 31, 2014	September 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$79,083	$34,869	$22,722
Short-term investments	—	—	19,999
Accounts receivable	26,267	11,956	7,296
Inventories	15,042	1,242	1,294
Prepaid expenses and other current assets	1,865	1,640	1,711
Total current assets	122,257	49,707	53,022
Property and equipment, net	2,205	342	344
Other assets	143	45	45
Total assets	$124,605	$50,094	$53,411
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,943	$3,501	$4,059
Accrued expenses	24,319	12,165	9,671
Deferred revenue	6,000	6,520	6,585
Total current liabilities	34,262	22,186	20,315
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 1,500,000 shares authorized and no shares issued or outstanding as of December 31, 2015 and 2014; no shares authorized, issued or outstanding as of September 30, 2014	—	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized; 15,636,387, 14,036,680, and 14,032,167 issued and outstanding as of December 31, 2015, 2014, and September 30, 2014, respectively	15	14	14
Additional paid in capital	197,440	137,577	137,259
Accumulated deficit	(107,112)	(109,683)	(104,177)
Total stockholders’ equity	90,343	27,908	33,096
Total liabilities and stockholders’ equity	$124,605	$50,094	$53,411